Exhibit 23.4

RP® FINANCIAL, LC.

Financial Services Industry Consultants

August 30, 2006

Board of Directors

Westfield MHC Westfield Financial, Inc.

Westfield Bank

141 Elm Street

Westfield, Massachusetts 01085-2980

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form AC Application for Conversion and in the Form S-1 Registration Statement, and any amendments thereto, for Westfield Financial, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Westfield Financial, Inc.

Sincerely,

RP® FINANCIAL, LC.

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